Exhibit 23.2

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2018, with respect to the consolidated financial statements of OptimizeRx Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2017 and to the incorporation by reference of our report dated December 10, 2018 with respect to the consolidated financial statements of CareSpeak Communications, Inc. for the years ended December 31, 2017 and 2016 included in OptimizeRx Corp’s 8-K/A filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, Utah

December 10, 2018